SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

North American Galvanizing & Coatings, Inc. (Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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North American Galvanizing & Coatings, Inc.
5314 S. Yale Avenue, Ste. 1000
Tulsa, Oklahoma 74135 USA
Telephone: (918) 494-0964

Dear Stockholders,

The Board of Directors of North American Galvanizing & Coatings, Inc. (the “Company”) is soliciting your consent to amend the Company’s Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 18,000,000 shares to 25,000,000 shares (the “Proposed Amendment”).  We are soliciting your approval by written consent in lieu of a meeting of stockholders in order to gain approval for the Proposed Amendment as quickly and efficiently as possible.  We ask that you return your written consent as soon as possible.

The Board of Directors of the Company believes that it is in the best interest of the Company and its stockholders to increase the number of authorized shares of the Company’s common stock (the “Common Stock”).  As of February 27, 2009, the Company only had 454,271 authorized shares available for possible future uses by the Company.  The purpose of the increase is to have additional authorized shares of Common Stock available for all legal purposes approved by the Board of Directors of the Company, including, but not limited to: (a) possible future financings, including the sale of Common Stock, convertible debt or warrants and (b) possible acquisitions of assets, or interests in, additional geographically strategic hot-dip galvanizing plants or related businesses.

Your consent is important, since approval of the Proposed Amendment requires the execution of written consents of the holders of a majority of the outstanding shares of Common Stock.  As a result, if you do not return a properly completed, signed and dated consent, you will effectively be voting against the Proposed Amendment.  The Board of Directors has fixed the close of business on February 27, 2009 as the record date for determining the stockholders entitled to notice of this solicitation and to give their consent with respect to the Proposed Amendment.  Therefore, only holders who owned shares of the Common Stock as of the close of business on February 27, 2009 are eligible to provide their written consent.

If approved by the stockholders of the Company, the Proposed Amendment will become effective upon the filing of a Certificate of Amendment of the Restated Certificate of Incorporation, as amended, with the Secretary of State of Delaware, which is expected to occur shortly after stockholder approval.

The Proposed Amendment and other related matters are more fully described in the accompanying Consent Solicitation Statement and the exhibit thereto, which form a part of this notice.  We encourage you to read these materials carefully.  In addition, you may obtain information about the Company from documents that we have filed with the Securities and Exchange Commission.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU CONSENT TO THE PROPOSED AMENDMENT.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING WRITTEN CONSENT BALLOT IN THE ENCLOSED PREPAID AND ADDRESSED ENVELOPE AS SOON AS POSSIBLE.

By Order of the Board of Directors,

Joseph J. Morrow Chairman of the Board of Directors	Ronald J. Evans President and Chief Executive Officer

March 13, 2009

North American Galvanizing & Coatings, Inc.
5314 S. Yale Avenue, Ste. 1000
Tulsa, Oklahoma 74135 USA
Telephone: (918) 494-0964

CONSENT SOLICITATION STATEMENT

GENERAL

This Consent Solicitation Statement and the enclosed written consent ballot are being mailed in connection with the solicitation of written consents by the Board of Directors of North American Galvanizing & Coatings, Inc., a Delaware corporation (the “Company”).  The Company’s Board of Directors is soliciting these consents in lieu of a meeting of the stockholders in order to obtain the Company’s stockholders’ approval of the proposed amendment to the Company’s Restated Certificate of Incorporation, as amended (the “Proposed Amendment”), to increase the number of authorized shares of the Company’s common stock (the “Common Stock”) from 18,000,000 shares to 25,000,000 shares.  These materials are first being mailed to stockholders of record beginning on approximately March 13, 2009.  Consents are to be submitted to the Company using the enclosed prepaid and addressed envelope as soon as possible.  Any questions regarding the Proposed Amendment or the written consent may be directed to the Company’s proxy solicitor, Morrow & Co., LLC, by calling 1-800-662-5200 or sending written correspondence to Morrow & Co., LLC, 470 West Avenue, 3rd Floor, Stamford, Connecticut 06902.

VOTING RIGHTS AND SOLICITATION

The record date for determining those stockholders who are entitled to give written consents has been fixed as February 27, 2009.  Each share of Common Stock entitles the holder thereof to one vote upon the Proposed Amendment.   At the close of business on the record date, the Company had outstanding 16,239,651 shares of Common Stock with an aggregate of 16,239,651 stockholder votes.  An additional 1,037,916 shares were reserved for issuance upon exercise of outstanding options and warrants granted or issued by the Company and 268,162 shares were treasury stock available for stock option exercises, director stock unit awards and non-vested stock awards.

The Proposed Amendment will be approved if the Company holds unrevoked written consents of stockholders approving the Proposed Amendment representing a majority of the outstanding shares of the Common Stock at the record date at any time on or before the 60th day following the earliest dated consent delivered to the Company.  The withholding of consent, abstention or the failure to deliver your consent will all have the effect of a vote against the approval of the Proposed Amendment.  If your shares are held in an account at a brokerage firm or bank or by another nominee and you wish to consent to the Proposed Amendment, you should instruct your broker, bank or nominee to execute the consent on your behalf or to deliver the consent to you so that you may execute and return it.  Otherwise, your consent may not be given effect, which would have the same result as a vote against the Proposed Amendment.

Any stockholder executing a written consent ballot has the power to revoke it at any time before the date on which the Proposed Amendment is approved and the Certificate of Amendment of the Restated Certificate of Incorporation, as amended, is filed with the Secretary of State of Delaware by delivering written notice of such revocation to Morrow & Co., LLC at 470 West Avenue, 3rd Floor, Stamford, Connecticut 06902.

If approved by the stockholders of the Company, the Proposed Amendment will become effective upon the filing of a Certificate of Amendment of the Restated Certificate of Incorporation, as amended, with the Secretary of State of Delaware, which is expected to occur shortly after stockholder approval.

The cost of soliciting written consents will be paid by the Company and may include reimbursement paid to brokerage firms and others for their expense in forwarding solicitation material.  Solicitation will be made primarily through the use of the mail; however, regular employees of the Company, or a proxy solicitor hired on behalf of the Company, may solicit written consents personally by telephone or telegram.  None of our employees will receive any additional compensation for any such solicitation.

THIS IS A REQUEST FOR STOCKHOLDER APPROVAL BY WRITTEN CONSENT.  YOU ARE REQUESTED TO INDICATE WHETHER YOU APPROVE OF THE PROPOSED CORPORATE ACTION ON THE BALLOT ENCLOSED AND TO RETURN THAT BALLOT TO US USING THE ENCLOSED PREPAID AND ADDRESSED ENVELOPE AS SOON AS POSSIBLE.

A WRITTEN CONSENT BALLOT, WHICH HAS BEEN SIGNED, DATED AND DELIVERED TO THE COMPANY WITHOUT INDICATING CONSENT, WITHOLDING OF CONSENT, OR ABSTENTION WILL CONSTITUTE A CONSENT TO THE PROPOSED AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED.

The Board of Directors unanimously recommends that you consent for approval of the Proposed Amendment.

Morrow & Co., LLC
Proxy Solicitor for the Consent Solicitation of the Company
Phone: 1-800-662-5200
Morrow & Co., LLC
470 West Avenue, 3rd Floor
Stamford, Connecticut 06902

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of  February 27, 2009, regarding the beneficial ownership of our Common Stock by (a) all persons who are beneficial owners of five percent or more of our Common Stock, (b) each of our directors, (c) our Chief Executive Officer and our Chief Financial Officer, which are our only executive officers, and (d) all of our directors and executive officers as a group.  Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.  Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days of February 27, 2009 are treated as outstanding only for determination of the number and percent owned by such group or person.  In addition, unless otherwise indicated in the table below, the address of each named person is c/o North American Galvanizing & Coatings, Inc., 5314 S. Yale Avenue, Ste. 1000, Tulsa, Oklahoma 74135.

Name and Address of Beneficial Owner	Shares owned as of February 27, 2009 (1)	Options exercisable within 60 days after February 27, 2009	Number of Shares Beneficially Owned	% of Common Stock (2)
Linwood J. Bundy	281,280	—	281,280	1.7%
Ronald J. Evans	281,128	216,000	497,128	3.0%
Janice K. Henry	—	—	—	0.0%
Beth B. Hood	26,627	27,500	54,127	0.3%
Gilbert L. Klemann, II	174,618	79,166	253,784	1.5%
Patrick J. Lynch	144,812	76,250	221,062	1.3%
Joseph J. Morrow	2,106,825	—	2,106,825	12.6%
John H. Sununu	151,729	20,000	171,729	1.0%
All directors and executive officers as a group (8 persons)	3,167,019	418,916	3,585,935	21.5%
Non-management 5% Stockholders
James Investment Research, Inc.(3)	691,919	—	691,919	4.2%

(1) Excludes stock units allocated to the account of the named person under the Director Stock Unit Program.  These allocations are as follows:  Mr. Bundy,  102,937; Mr. Evans, 102,937; Ms. Henry, 12,902; Mr. Klemann, 102,937; Mr. Lynch, 102,937; Mr. Morrow, 102,937; Gov. Sununu, 102,937.  Excludes non-vested restricted stock awards granted to the named person under the 2004 Incentive Stock Plan.  These allocations are as follows: Mr. Bundy,  39,999; Mr. Evans, 133,334; Ms. Henry, 26,666; Ms. Hood, 40,000; Mr. Klemann, 39,999; Mr. Lynch, 39,999; Mr. Morrow, 39,999; Gov. Sununu, 39,999.  No shares of the non-vested restricted stock will vest within 60 days after February 27, 2009.
(2) Based on 16,239,651 shares of our Common Stock outstanding as of February 27, 2009. This assumes that all options exercisable within 60 days after February 27, 2009 owned by the named individual are exercised.  This also assumes that all restricted stock awards that vest within 60 days after February 27, 2009 owned by the named individual have vested.  The total number of shares outstanding also assumes that none of the options owned by other named individuals are exercised and that none of the restricted stock owned by other named individuals have vested.
(3) 1349 Fairground Road, Xenia, Ohio 45385, all as of December 31, 2008.

APPROVAL OF THE INCREASE IN
THE NUMBER OF AUTHORIZED COMMON SHARES

General

The Board of Directors is requesting stockholder approval of an amendment of the Company’s Restated Certificate of Incorporation, as amended (the “Proposed Amendment”) to increase the number of shares of Common Stock authorized for issuance from 18,000,000 to 25,000,000.  A copy of the resolution approving the Proposed Amendment is annexed to this Consent Solicitation Statement as Exhibit A.  If approved by the stockholders of the Company, the Proposed Amendment will become effective upon the filing of a Certificate of Amendment of the Restated Certificate of Incorporation, as amended, with the Secretary of State of Delaware, which is expected to occur shortly after stockholder approval.  The Proposed Amendment was approved by all of the directors of the Company.

Background and Reason for Amendment

The purpose of the Amendment is to increase the total number of authorized shares of Common Stock from 18,000,000 shares to 25,000,000 shares. As of February 27, 2009, the Company had 18,000,000 authorized shares of Common Stock, of which 16,239,651 shares were outstanding, 1,037,916 shares were reserved for issuance upon exercise of outstanding options and warrants granted or issued by the Company and 268,162 shares were treasury stock available for stock option exercises, director stock unit awards and non-vested stock awards, leaving the Company with only 454,271 authorized shares available for other possible uses. Possible business and financial uses for the additional shares of Common Stock include, without limitation: (a) possible future financings, including the sale of Common Stock, convertible debt or warrants and (b) possible acquisitions of assets, or interests in, additional geographically strategic hot-dip galvanizing plants or related businesses.  The additional authorized shares would enable the Company to act quickly in response to opportunities that may arise for these types of transactions, in most cases without the necessity of obtaining further stockholder approval and holding a special stockholders’ meeting before such issuance(s) could proceed, except as provided by applicable law, requirements of regulatory agencies or by NASDAQ rules.  The Company may ask shareholders to approve future equity compensation plans, and the Proposed Amendment to increase the authorized Common Stock would be necessary for such future equity compensation plans. The Company has not entered into any binding or non-binding plans, arrangements or understandings regarding the additional shares that would be authorized pursuant to this proposal.  However, the Company reviews and evaluates potential capital raising activities, transactions and other corporate actions on an on-going basis to determine if such actions would be in the best interests of the Company and its stockholders.

Effect of Amendment On Existing Security Holders

The Proposed Amendment would increase the number of the Company’s authorized shares of Common Stock to 25,000,000, thus permitting the Company to issue an additional 7,000,000 shares of Common Stock not currently authorized.  Each additional share of Common Stock authorized by the Proposed Amendment would have the same rights and privileges as each share of Common Stock currently authorized or outstanding.  The holders of the Company’s existing outstanding shares of Common Stock will have no preemptive or similar right to purchase any additional shares authorized by the Proposed Amendment.  The issuance of a large number of additional shares of Common Stock (including any comprising a part of the additional shares authorized by the Proposed Amendment) would substantially reduce the proportionate interest that each presently outstanding share of Common Stock has with respect to dividends, voting and the distribution of assets upon liquidation.  Notwithstanding the preceding, the increase in the authorized shares of our Common Stock will not have any immediate dilutive effect on the rights of existing stockholders.

The Board of Directors believes that it is in the best interests of the Company and its stockholders to adopt the Proposed Amendment so as to have issuable additional authorized but unissued shares of Common Stock in an amount adequate to provide for the future needs of the Company.

The Board of Directors believes that an additional 7,000,000 authorized shares of Common Stock would be adequate to meet the Company’s needs for the foreseeable future.  The additional shares authorized by the Proposed Amendment will be available for issuance from time to time by the Company at the discretion of the Board of Directors, normally without further stockholder action or notification (except as may be required for a particular transaction by applicable law, requirements of regulatory agencies or by NASDAQ rules).  The Board of Directors does not anticipate seeking authorization from the Company’s stockholders for the issuance of any of the shares of Common Stock authorized by the Proposed Amendment.  However, the Company may ask shareholders to approve future equity compensation plans, and the Proposed Amendment would be necessary for such future equity compensation plans.  The availability of 7,000,000 additional shares for issuance in the future will give the Company greater flexibility and permit such shares to be issued without the expense and delay of a special stockholders’ meeting.  However, there can be no assurance that stockholders would approve of all or even any of the stock issuances undertaken with the additional share authorized by the Proposed Amendment.

The additional shares authorized by the Proposed Amendment are not intended as an anti-takeover device, and they are not expected to function unintentionally as one.  However, the Board of Directors could issue shares of Common Stock in a manner that makes more difficult or discourages an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means, although the Board of Directors has no present intention of doing so.  When, in the judgment of the Board of Directors, the issuance of shares under such circumstances would be in the best interest of the Company and its stockholders, such shares could be privately placed with purchasers favorable to the Board of Directors in opposing such action.  The issuance of new shares could thus be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company if the Board of Directors considers the action of such entity or person not to be in the best interest of the Company and its stockholders.  The existence of the additional authorized shares could also have the effect of discouraging unsolicited takeover attempts.  The Company is not aware of any present efforts by any person to obtain control of the Company.

The Company could also use the additional shares of Common Stock for potential strategic transactions including, among other things, acquisitions, spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments, although the Company has no present plans to do so. The Company cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect the Company’s business or the trading price of the Common Stock. Any such transactions may require the Company to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could materially and adversely affect the Company’s business and financial results.

Dissenters’ Rights

Under Delaware corporation law, the Company’s Restated Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws, holders of Common Stock will not be entitled to dissenters’ rights with respect to the Proposed Amendment.

Board Recommendation and Required Approval

The Board of Directors believes that the Proposed Amendment is in the best interests of the Company and its stockholders and recommends that the stockholders approve the Proposed Amendment.  The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of the Proposed Amendment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A CONSENT “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE COMPANY’S AUTHORIZED SHARES OF COMMON STOCK FROM 18,000,000 TO 25,000,000 SHARES OF COMMON STOCK.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

If any stockholder wishes to submit a proposal, including nominations for the Board of Directors, for inclusion in the proxy statement for our annual meeting in 2010, such proposal must be received at our principal executive office by January 4, 2010.  Such proposal should be directed to North American Galvanizing & Coatings, Inc., Attention: Corporate Secretary, 5314 South Yale Avenue, Suite 1000, Tulsa, Oklahoma 74135.

For business to be properly brought before an annual meeting (including nominations for the Board of Directors), but not included in the proxy statement, a stockholder must follow certain procedures set forth in the Company’s Amended and Restated Bylaws.  Generally, a stockholder must give timely notice to our Corporate Secretary. To be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days prior to the meeting. The Bylaws specify the information which must accompany such stockholder notice.  Details of the relevant section of the Company’s Amended and Restated Bylaws may be obtained by any stockholder from our Corporate Secretary.

By Order of the Board of Directors,

Joseph J. Morrow Chairman of the Board of Directors	Ronald J. Evans President and Chief Executive Officer

March 13, 2009

Please direct any questions regarding the Proposed Amendment or the written consent to the Company’s proxy solicitor, Morrow & Co., LLC, by calling 1-800-662-5200
or sending written correspondence to
Morrow & Co., LLC
470 West Avenue, 3rd Floor
Stamford, Connecticut 06902

EXHIBIT A

Amendment Resolution

BE IT RESOLVED, that Article Fourth of the Restated Certificate of Incorporation, as amended, of the Company be and hereby is amended to read in its entirety as follows:

FOURTH: the aggregate number of shares which the Corporation shall have authority to issue is Twenty-Five Million (25,000,000) shares of Common Stock of a par value of Ten Cents ($0.10) per share.”

North American Galvanizing & Coatings, Inc.
5314 S. Yale Avenue, Ste. 1000
Tulsa, Oklahoma 74135 USA

WRITTEN CONSENT SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Consent Solicitation Statement (the “Statement”) in connection with the proposed increase in the authorized number of shares of Common Stock of North American Galvanizing & Coatings, Inc. (the “Company”) and consents, withholds consent or abstains from consenting, with respect to all of the capital stock of the Company held by the undersigned, to the approval of the proposal set forth herein (as such proposal is defined in the Statement) without a meeting of the stockholders of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CONSENT “FOR” THE PROPOSAL.

Proposal to amend the Company’s Restated Certificate of Incorporation, as amended, to increase the authorized shares of Common Stock to 25,000,000.

INSTRUCTIONS.

TO CONSENT, WITHHOLD CONSENT OR ABSTAIN FROM CONSENTING TO THE APPROVAL OF THE PROPOSED AMENDMENT, CHECK THE APPROPRIATE BOX BELOW AND SIGN, DATE AND RETURN THIS CONSENT BALLOT.  IF NO BOX IS MARKED BELOW WITH RESPECT TO THE PROPOSAL, AND THIS CONSENT BALLOT IS SIGNED AND DATED, THE UNDERSIGNED WILL BE DEEMED TO HAVE CONSENTED TO THE PROPOSED AMENDMENT.

CONSENTS/FOR

WITHHOLDS CONSENT/AGAINST

ABSTAINS

Please sign exactly as name appears below.  When shares are held by joint tenants, both should sign.  When signing as executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

DATE _________________________, 2009 _____________________________________ Signature _____________________________________ Signature if held jointly	--------------------------------------------- Stockholder Label showing name, address and number of shares held by the stockholder ---------------------------------------------

PLEASE MARK, SIGN, DATE
AND RETURN THE CONSENT
BALLOT PROMPTLY
USING THE ENCLOSED ENVELOPE